THE PARTNERSHIP INTERESTS REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE
SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS. SUCH
INTERESTS HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED,
PLEDGED OR HYPOTHECATED UNLESS (i) THEY SHALL HAVE BEEN REGISTERED UNDER THE
SECURITIES ACT OF 1933 AND ANY APPLICABLE STATE SECURITIES LAW, OR (ii) IF SO
REQUESTED BY THE POLICY COMMITTEE OF THE PARTNERSHIP, THE PARTNERSHIP SHALL HAVE
BEEN FURNISHED WITH AN OPINION OF COUNSEL BY THE PARTNER PROPOSING SUCH SALE,
TRANSFER, PLEDGE OR HYPOTHECATION SATISFACTORY TO THE POLICY COMMITTEE OF THE
PARTNERSHIP THAT REGISTRATION IS NOT REQUIRED UNDER ANY OF SUCH SECURITIES LAWS;
AND THEN ONLY PURSUANT TO THE SUBSTANTIAL ADDITIONAL RESRTRICTIONS OF THIS
LIMITED PARTNERSHIP AGREEMENT.

--------------------------------------------------------------------------------

                              Amended and Restated

                        AGREEMENT OF LIMITED PARTNERSHIP

                                       OF

                              MAMMOTH-PACIFIC, L.P.

                                        A
                         CALIFORNIA LIMITED PARTNERSHIP

--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

                                    ARTICLE I

                                   Definitions

  1.1.   Definitions.....................................................     2

                                    ARTICLE II

                          Formation of the Partnership

                                   ARTICLE III

                    Capital of the Partnership; Partner Loans

                                   ARTICLE IV

                         Management of the Partnership

                                      -i-

                          TABLE OF CONTENTS, Continued

                                                                            Page
                                                                            ----
  4.6.   Liability.......................................................    32
  4.7.   Indemnification.................................................    32
  4.8.   Partnership Expenses; Compensation and Reimbursement of

                                    ARTICLE V

                              Proposed Transactions

  5.1.   Project Documents...............................................    47
  5.2.   Additional Financing............................................    47

                                   ARTICLE VI

                   Representations, Warranties, Covenants and
                              Closing Certificates

  6.1.   Representations, Warranties and Covenants.......................    47
  6.2.   Reports and Closing Certificates Delivered by the Partners......    49

                                   ARTICLE VII

                       Capital Accounts, Distributions and
                                   Allocations

                                      -ii-

                            TABLE OF CONTENTS, Continued

                                                                            Page
                                                                            ----
  7.6.   Loans from Partners and Affiliates..............................    60
  7.7.   Negative Capital Accounts.......................................    60

                                  ARTICLE VIII

                   Admission, Assignment, Disability and Other
                                    Investors

  8.1.   General Conditions to Transfers of Partnership Interests and
            Admission of Partners........................................    61
  8.2.   Admission of Partners by Sale or Assignment of Partnership

                                   ARTICLE IX

                           Dissolution and Liquidation

                                    ARTICLE X

                             Records and Accounting

                                      -iii-

                          TABLE OF CONTENTS, Continued

                                                                            Page
                                                                            ----

                                   ARTICLE XI

                                  Miscellaneous

                                      -iv-

                              Amended and Restated

                        AGREEMENT OF LIMITED PARTNERSHIP

          THIS AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP dated as of
January 26, 1990 (this Agreement) by and among CD Mammoth Lakes I, Inc., a
Maryland corporation (CD-I), CD Mammoth Lakes II, Inc., a Maryland corporation
(CD-II), and Pacific Geothermal Company, a California corporation (PGC).

                                   WITNESSETH:

          WHEREAS, the parties hereto entered into an Agreement of Limited
Partnership dated as of December 27, 1989 (the Original Agreement) for the
purpose of creating a limited partnership to develop, design, construct, own and operate the Mammoth - Pacific Geothermal Complex, consisting of one operating air cooled binary cycle geothermal - electric power plant, two proposed similar power plants, a possible expansion of the Project together with the related geothermal resource rights, all located at Casa Diablo Hot Springs, near the
Town of Mammoth Lakes, California; and

          WHEREAS, the parties hereto desire to enter into this Agreement to amend and restate the Original Agreement.

          NOW, THEREFORE, in order to effect the foregoing, and in consideration of the mutual agreements herein contained, the parties hereto, intending to be legally bound, do hereby agree as follows:

                                    ARTICLE I

                                   Definitions

          1.1. Definitions. (a) Unless the context shall otherwise require, the following terms shall have the following meanings for all purposes hereof (such definitions to be equally applicable to both the singular and plural forms of the terms defined):

          Act shall mean the California Revised Limited Partnership Act, as the same may be amended from time to time, and any successor to such act.

          Adjusted Basis, at any time relevant herein, shall mean the
Partnership's adjusted basis in any Partnership asset, as determined for Federal income tax purposes pursuant to Section 1011 of the Code.

          Affiliate shall mean any Person that directly or indirectly controls, is controlled by or is under common control with the Person in question. As used in this definition of Affiliate, the term "control" (including "controlled by"
and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

                                       -2-

          Available Cash shall mean cash available for distribution to the
Partners, excluding Capital Contributions and Net Capital Receipts, after payment of all debt service and other expenses (including, without limitation, payments due on or with respect to the Partner Loans, operating and maintenance expenses, general and administration expenses, insurance costs and expenses, property taxes and fees payable pursuant to Section 4.8), satisfaction of liabilities as they become due and establishment of (and contributions to) such reserves as the Policy Committee may from time to time reasonably determine to be appropriate.

          Capital Account shall mean the account for each Partner on the books of the Partnership created and maintained as provided in Section 7.1, with only one Capital Account being maintained for any Person acting as both a General and a Limited Partner.

          Capital Contribution shall mean any Cash Contribution or Contributed
Property.

          Carrying Value, as of the time of determination, shall mean (i) with respect to Contributed Property, the Fair Market Value of such property on the date of contribution reduced (but not below zero) by all depreciation, depletion, amortization and similar expense charged to the Capital Accounts pursuant to Section 7.1.2 with respect to such property and (ii) with respect to any other property, the Adjusted Basis of such property.

                                       -3-

          Cash Contribution shall mean the amount of each cash which a Partner contributes to the Partnership pursuant to the terms of this Agreement.

          CD Group shall mean CD-I and CD-II when referred to collectively.

          Certificate of Limited Partnership shall mean the Certificate of
Limited Partnership (Form LP-1), and any and all amendments thereto, filed on behalf of the Partnership with the Secretary of State of the State of California as required under the Act.

          Closing Date shall mean the date on which this Agreement is executed by the parties hereto.

          Code shall mean the Internal Revenue Code of 1986, as amended from time to time.

          Common Facilities shall mean that portion of the Facilities used in connection with the operation and control of the G-l Facility which are or may be used in connection with the operation and control of the G-2 Facility, the
G-3 Facility or any expansion of the Project, including the G-4 Facility.

          Complying General Partner shall have the meaning set forth in Section
3.1.3.

                                       -4-

          Contributed Property shall mean any property or other consideration
(other than cash) contributed by a Partner to the Partnership.

          Conveyance Agreement shall mean that Asset Purchase and Sale and
Contribution Agreement, dated as of January 26, 1990, among Pacific Geothermal
Company, a California corporation as Seller and Contributor (PGC), CD Mammoth
Lakes I, Inc. and CD Mammoth Lakes II, Inc., as Buyers and Contributors, and the
Partnership, wherein, among other matters: (i) PGC shall sell and transfer to the CD Group, and the CD Group shall purchase, a 50% undivided interest in the
Project; and (ii) the CD Group and PGC shall each contribute to the Partnership, and the Partnership shall accept as Contributed Property from the CD Group and from PGC, a 50% undivided interest in the Project.

          Declined Amount shall have the meaning set forth in Section 3.1.3.

          Declining General Partner shall have the meaning set forth in Section
3.1.3.

          Disability shall mean death, adjudication of incompetency, bankruptcy, insolvency, the making of an assignment for the benefit of creditors or dissolution, and Disabled shall mean to be under a Disability.

                                       -5-

          ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended.

          Excess Contribution shall have the meaning set forth in Section 3.1.3.

          Facilities shall mean the Cammon Facilities and the following air cooled binary cycle geothermal electric power plant facilities included within the Project:

          G-l Facility, covered by FERC Order QF 83-247-000, as such FERC Order may be from time to time amended or superceded by a similar FERC Order (and sometimes also referred to as MP I Plant or Facility), originally placed in service in 1984 and currently operating.

          G-2 Facility, covered by FERC Order QF 86-392-000, as such FERC Order may be from time to time amended or superceded by a similar FERC Order (and sometimes also referred to as MP II Plant or Facility).

          G-3 Facility, covered by FERC Order QF 86-666-000, as such FERC Order may be from time to time amended or superceded by a similar FERC Order (and sometimes also referred to as PLES-I Plant or Facility).

          G-4 Facility, covered by FERC Order QF 86-393-000, as such FERC Order may be from time to time amended or superceded by a similar FERC Order (and sometimes also referred to as MP III Plant or facility).

And a Facility shall mean any one of the Facilities.

          Fair Market Value shall mean the value of the particular asset or interest in question determined on the basis of an arm's-length transaction for cash between an informed and willing seller (under no compulsion to sell) and an informed and willing purchaser (under no compulsion to purchase), taking into account, among other things, the anticipated cash flow, taxable income and

                                       -6-

taxable loss attributable to the asset or interest in question. In the event that the Partners seeking to determine such Fair Market Value cannot agree as to such value between or among themselves, upon notice of any such Partner, such
Partners shall meet to appoint a mutually acceptable independent appraiser having recognized qualifications necessary in order to make such determination and whose fees and expenses, unless otherwise provided in this Agreement, shall be shared equally by the Partners affected by such determination. If such
Partners shall be unable to agree on such an appraiser within 20 days of such notice, such value shall be determined by a panel of three independent appraisers having such qualifications selected on or prior to the 40th day of such notice, one of whom shall be selected by the selling or transferring
Partner or Partners, another of whom shall be selected by the purchasing or acquiring Partner or Partners, and the third of whom shall be selected by such other two appraisers or, if such other two appraisers shall be unable to agree upon a third appraiser within 20 days of their selection, by the American
Arbitration Association or its successors. The appraiser or appraisers appointed pursuant to the foregoing procedure shall be instructed to determine such value within 45 days after such appointment and such determination shall be final and binding upon the Partners. If three appraisers shall be appointed, the determination of the appraiser which shall differ most from the average of the other two appraisers shall be excluded, the remaining two determinations shall be averaged and such average shall constitute

                                       -7-

the determination of the appraisers. Unless otherwise provided in this
Agreement, in the case of a panel of three appraisers, the fees and expenses of each of the two appraisers appointed by the respective Partners affected by such determination shall be paid by such respective Partners and the fees and expenses of the third appraiser shall be divided equally by and among all the
Partners affected by such determination, except in the event that such determination is being undertaken as a result of a breach by a Partner under this Agreement, such breaching Partner shall pay all such fees and expenses of all appraisers.

          FERC shall mean the United States Federal Energy Regulatory Commission or any successor agency.

          FERC Order shall mean the applicable Order Granting Application for
Certification as a Qualifying Small Power Production Facility issued with respect to the respective Facilities forming a part of the Project as follows
(or as such FERC Orders may be amended or superceded by similar FERC Orders):

  Facility      FERC Order
------------   ------------
G-I Facility   QF83-247-000

G-2 Facility   QF86-392-000

G-3 Facility   QF86-666-000

G-4 Facility   QF86-393-000

                                       -8-

          Gain or Loss on Disposition shall mean the gain or loss for Federal income tax purposes, as the case may be, arising from a sale, exchange or other taxable disposition of the Project, or any material portion thereof (excluding, however, any gain or loss from sales of services or property in the ordinary course of the business of the Partnership).

          General Partner shall mean any Person now or hereafter becoming a general partner in the Partnership.

          Geothermal Interests shall mean direct or indirect interests in (i)
properties suitable for, believed to be suitable for or currently the subject of geothermal exploration, development or production including leasehold, operating, working and royalty interests, and contract rights relating thereto;
(ii) interests in geothermal resources, wells, equipment, tanks, pipe, processing or other plants or facilities (including, but not limited to, heat exchangers, turbo-expanders, electric generators, air-cooled condensers), and other items of a similar nature which are used or to be used in connection with any such properties, including the Facilities; (iii) contract rights (including, but not limited to, power sale agreements, including the Power Contracts), whether real, personal or mixed, being used or proposed to be used in connection with the exploration, development, operation or maintenance of such properties, or being used or proposed to be used in connection with the production, generation, transmission or marketing of electric energy; (iv) partnerships, corporations and other associations that hold any

                                       -9-

(To Come) of the foregoing; and (v) any tangible or intangible assets or _______
incident to the foregoing, whether real, personal or mixed.

          Governmental Requirements shall mean requirements contained in any law, ordinance, regulation, rule, order, direction or judgment promulgated by any Federal, state, local or other body, whether legislative, executive or judicial, or by any quasi-governmental body, in any event having jurisdiction.

          In Service Date shall mean, with respect to a Facility forming a part of the Project, the date on which such Facility is placed in service for Federal income tax purposes.

          Limited Partner shall mean any Person now or hereafter becoming a limited partner in the Partnership.

          Managing General Partner shall mean PGC in its capacity as a General
Partner, or such other General Partner appointed as the Managing General Partner of the Partnership pursuant to Section 4.3.

          Minimum Gain Attributable to Partner Nonrecourse Debt shall have the meaning set forth in Treasury Regulation Section l.704-lT(b)(4)(iv)(h)(6).

          Minimum Gain shall have the meaning set forth in Treasury Regulation
Section l.704-lT(b)(4)(iv)(c).

          Net Agreed Value shall mean (i) in the case of cash, the amount thereof, (ii) in the case of any Contributed Property, the Fair Market Value of such Contributed Property at the time of contribution reduced by any indebtedness either assumed by the Partnership upon such contribution or to which such Contributed

                                      -10-

Property is subject when contributed and ____ in the case of any property (other than cash) distributed to a Partner, the Fair Market Value of such property at the time of such distribution reduced by any indebtedness either assumed by such
Partner upon such distribution or to which such property is subject at the time of distribution.

          Net Capital Receipts shall mean the proceeds of any sale, exchange or other disposition of the Project or any material portion thereof (excluding, however, proceeds from sales of services or property in the ordinary course of the business of the Partnership), the proceeds of any refinancing of any indebtedness of the Partnership, or any insurance or condemnation proceeds, in each instance less the amount of expenses incurred in connection therewith, any obligations paid with the proceeds of any disposition of the Project or of any refinanced debt, the cost of restoration and repair of any property damaged by casualty or taken in condemnation, and the cost of construction of any improvement for which such insurance or condemnation proceeds are used.

          Partner Loans shall mean any loan made by a Partner or an Affiliate of a Partner to the Partnership, the proceeds of which shall not be added to, or otherwise affect, the capital Account of such Partner.

                                      -11-

          Partner Loan with respect to Declined Amount shall mean any loan made by a Partner or an Affiliate of a Partner to a Declining General Partner (as
defined in Section 3.1.3) or the Partnership with respect to that portion of a request by the Policy committee for Partner Loans or an Additional Capital contribution as to which a Partner declined to comply.

          Partner Nonrecourse Debt shall have the meaning set forth in Treasury
Regulation Section 1.704-_T(b)(4)(iv)(k)(4).

          Partners shall mean the General Partners and the Limited Partners, collectively, and a Partner shall mean any one of the Partners.

          Partnership shall mean Mammoth-Pacific, L.P., a California limited partnership, the subject of this Agreement.

          Partnership Percentage Interest shall mean:

          25%  in the ease of CD-I, in its capacity as General
               Partner;

          24%  in the case of CD-II, in its capacity as General Partner;

           1%  in the case of CD-II, in its capacity as Limited Partner;

          49%  in the case of PGC, in its capacity as General Partner; and

           1%  in the case of PGC, in its capacity as Limited Partner;

                                      -12-

as such percentager may be adjusted from time to time pursuant to Section 3.5.

          Person shall mean an individual or a corporation, partnership, trust, unincorporated organization, association or other entity.

          PEn shall mean Pacific Energy, a subsidiary of Pacific Enterprises, and parent of PGC.

          PGC shall mean Pacific Geothermal Company, a wholly owned subsidiary of PEn.

          PGC Group shall mean PGC and any Affiliate of PGC when referred to collectively.

          Policy Committee shall mean the Policy Committee established pursuant to Section 4.1.

          Power Contracts shall mean the Power Purchase and Sales Agreements with Southern California Edison Company relating to the respective Facilities as follows and as the same may be further amended, modified or supplemented from time to time:

          G-l Facility, the Amended and Restated Power Purchase and Sales
Agreement executed December 1, 1986.

          G-2 Facility, the Power Purchase Contract (Mammoth Pacific II Project)
as amended by Amendment No. 1 thereto executed October 27, 1989 and as further amended by Amendment No. 2 thereto executed December 20, 1989.

          G-3 Facility, the Power Purchase Contract (PLES I Project) as amended by Amendment No. 1 thereto executed October 27, 1989 and as further amended by
Amendment No. 2 thereto executed December 20, 1989.

                                      -13-

          G-4 facility, the ___________________________________ (To Come)
Geothermal III) effective April 15, 1985, as revised May 4, 1984 And a Power
Contract shall mean one of the Power Contracts.

          Profit or Loss shall mean the income or loss of the Partnership for
Federal income tax purposes other than Gain or Loss on Disposition.

          Project shall mean all of PGC's right, title and interest in
Geothermal Interests and Facilities at the Mammoth-Pacific Geothermal Complex
located at Casa Diablo Hot Springs, near the town of Mammoth Lakes, California, and all real and personal property and fixtures at any time forming a part thereof or appurtenant thereto to the extent of the interest of PGC or any of its Affiliates (prior to the consummation of the transactions under the
Conveyance Agreement) and of the Partnership (after consummation of the transactions under the conveyance Agreement) in any such property, and which is the subject of the FERC Orders and the Project Documents.

          Project Closing Date shall mean the date on which the Partnership acquires its rights and interests in the Project upon consummation of the transactions contemplated by the Conveyance Agreement.

          Project Documents shall mean all such instruments, contracts and agreements as relate to the development, design, engineering, construction, development, ownership, operation or financing of the Project.

                                      -14-

          PURPA shall mean the Public Utility Regulatory ________ Act of 1976 as amended, and the rules and regulations promulgated thereunder.

          Recapture Income shall mean any gain recognized upon the disposition of a Partnership asset that is not capital gain because such gain represents the recapture (under Section 1245 or 1250 of the code or otherwise) of deductions previously taken for Federal income tax purposes with respect to such asset.

          Stipulated Rate shall mean, with respect to any Partner Loan with respect to Declined Amount, a fluctuating rate equal to the rate of interest publicly announced from time to time by Morgan Guaranty Trust Company of New
York as its prime rate plus 5%, in the case of the first 9 months that such
Partner Loan with respect to Declined Amount shall be outstanding, and plus 10%
thereafter, in each case compounded monthly; provided, however, that in no event shall the Stipulated Rate exceed the highest rate permitted by applicable law.

          Transfer shall mean, with respect to a Partner's interest in the
Partnership, _ sale, assignment, conveyance, donation, exchange, transfer, gift, bequest, pledge, hypothecation or any other manner of disposition or encumbrance, whether for value or otherwise and whether voluntary or involuntary
(including as a result of death, transfer by foreclosure, sheriff's or other judicial sale, an attachment, seizure or the taking or transfer by operation of law or

                                      -15-

otherwise such as by merger, by a receiver, trustee in bankruptcy conservator or committee for an incompetent).

          Unrealized Gain attributable to a Partnership property shall mean, as of any date of determination, the excess, if any, of the Fair Market Value of such property as of such date of determination over the Carrying Value of such property as of such date of determination.

          Unrealized Loss attributable to a Partnership property shall mean, as of any date of determination, the excess, if any, of the Carrying Value of such property as of such date of determination over the Fair Market Value of such property as of such date of determination.

          (b) Unless otherwise stated herein, all references to Sections and
Articles shall mean and refer to the respective Section or Article in this
Agreement.

          (c) All pronouns and all variations thereof used herein shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the Person or Persons or entity may require.

          (d) All references herein to Treasury Regulations shall be to the same as in effect on the Closing Date.

                                      -16-

                                   ARTICLE II

                          Formation of the Partnership

          2.1. Formation. The parties to this Agreement hereby form and constitute the Partnership as a California limited partnership pursuant to the terms of the Act and this Agreement.

          2.2. Partners. CD-I, with respect to its 25% Partnership Percentage
Interest, CD-II, with respect to its 24% Partnership Percentage Interest, and
PGC, with respect to its 49% Partnership Percentage Interest, shall each be
General Partners in the Partnership. CD-II, with respect to its 1% Partnership
Percentage Interest, and PGC, with respect to its 1% Partnership Percentage
Interest, shall each be United partners in the Partnership.

          2.3. Name. The name of the Partnership shall be Mammoth-Pacific,
L.P., a California limited partnership.

          2.4. Purpose. The purpose of the Partnership shall be to acquire, own, develop, permit, design, engineer, construct, finance and operate the Project as contemplated by this Agreement and the Project Documents and otherwise as approved by the Policy Committee. The name and funds of the Partnership shall be used only for Partnership purposes.

          2.5. Offices. The principal office of the Partnership at which shall be kept the records, if any, required by the Act, shall be located at c/o
Pacific Energy, 6055 East Washington Boulevard, City of Commerce, California
90040, subject to change by the Policy Committee upon notice to all Partners.

                                      -17-

          2.6. Registered Agent. The registered agent Partnership for service of process in California is PGC, subject to replacement from time to time by direction of the Policy Committee.

          2.7. Nature of Offering. The Partnership intends that the offering of partnership interests to any prospective Farmer be exempt from registration under the Securities Act of 1933, as amended, and under the applicable securities laws of all states. The partnership interests acquired hereunder may not be Transferred unless (i) they have been registered under the Securities Act of 1933 and any applicable state securities law, or (ii) if the Partner intending to Transfer such partnership interest has notified the Policy
Committee in writing of its intention, and, if so requested by the Policy
Committee in writing within ten (10) business days following such notice, the
Partnership shall have been furnished by such Partner with an opinion of counsel satisfactory to the Policy Committee that registration is not required under any of such securities laws; and then only pursuant to the restrictions of Article
VIII to the extent that said Article, by its terms, is applicable to such
Transfer.

          2.8. Term. The Partnership shall commence upon the filing of the
Certificate of Limited Partnership (Form LP-1) in accordance with the Act and shall continue in existence until December 31, 2039, unless earlier terminated in accordance with any provisions of this Agreement or the Act. The General
Partners shall not cause the Partnership to incur any liabilities or to become subject to any

                                      -18-

obligations nor shall they _____________ in any business on behalf of the
Partnership until after the Project Closing Date, other than matters necessary or incidental to the Partnership's organization.

                                   ARTICLE III

                    Capital of the Partnership; Partner Loans

          3.1. Capital Contributions to the Partnership.

          3.1.1. On and as of the Closing Date, in consideration for their respective Partnership Percentage Interests each of the Partners shall make a
Cash Contribution to the Partnership in an amount proportionate to such
Partner's Partnership Percentage Interest, for a total of $100.00, representing the total of Capital Contributions to be made as of the Closing Date.

          3.1.2. On the Project Closing Date each of the Partners will make a
Capital Contribution in the form of Contributed Property (consisting of interests in the Project) pursuant to the terms of the Conveyance Agreement as follows:

          CD-I  - 25% undivided interest in the Project;

          CD-II - 24% undivided interest in the Project with respect to its
                  General Partner Partnership Interest;

          CD-II - 1% undivided interest in the Project with respect to its
                  Limited Partner Partnership Interest;

                                      -19-

          TGC  - ___ undivided interest in the Project with respect to its
                 General Partner Partnership Interest; and

          PGC  - 1% undivided interest in the Project with respect to its
                 Limited Partner Partnership Interest.

     All Partners agree that, notwithstanding the Carrying Value of the
     Contributed Property for any particular Partner in such Partner's Capital
     Accounts, for purposes of computing any future adjustments to Partnership
     Percentage Interests, the value of the aggregate Capital Contribution of the CD Group to be made pursuant to this Section, representing an aggregate
     50% undivided interest in the Project, shall be equal to the value of the
     Capital Contribution to be made by PGC pursuant to this Section, also representing an aggregate 50% undivided interest in the Project, with the
     Net Agreed Value of the aggregate of all Contributed Property to be contributed to the Partnership on the Project Closing Date as established by resolution of the General Partners.

          3.1.3. Subsequent to the Project Closing Date, the General Partners
shall, upon notice from the Policy Committee, make Partner Loans (or additional
Capital Contributions in lieu thereof but only if required or permitted by the
Policy Committee) to the Partnership in such amounts and for such purposes
(including, without limitation,

                                      -20-

the establishment of or the additions to ________ Committee shall specify, with
Partner Loans to bear interest at the Stipulated Rate. The obligations of the
General Partners to comply with the notice from the Policy Committee to make
Partner loans or additional Capital Contributions shall be based upon a 50%
responsibility therefor by CD-I and/or CD-II (in its capacity as General
Partner) and a 50% responsibility therefor by PGC (in its capacity as General
Partner), with such respective responsibilities to be applicable for so long as
CD-I and/or CD-II and PGC remain General Partners and regardless of their respective Partnership Percentage Interests (or the respective aggregate
Partnership Percentage Interests of the CD Group or the PGC Group). Any Partner
Loan made pursuant to this Section shall bear interest at such rate and shall have such other commercially reasonable terms and provisions as the Policy
Committee shall approve. In the event that a General Partner (a "Declining
General Partner") shall decline to respond to the notice from the Policy
Committee calling for Partner Loans or an additional Capital Contribution (with the amount as to which a Declining General Partner declines being herein referred to as the "Declined Amount"), the other General Partner(s) who have complied with the Policy Committee's call ("Complying General Partner"): (x)
may, if the notice from the Policy Committee had originally called for an
Additional Capital Contribution, change its method of complying with the call and make a Partner Loan in the amount for which it was originally responsible;
and (y) must also comply on

                                      -21-

behalf of a Declining General Partner by _________ _______ ________ _____ Amount
in the form of either (i) a loan (a "Partner loan with respect to Declined
Amount") to the Declining General Partner (or to the Partnership on behalf of such Declining General Partner), which Partner Loan with respect to Declined
Amount shall bear interest at the stipulated Rate and shall have such other terms and conditions as the lending Complying General Partner and the Policy
Committee may establish or (ii) an Additional Capital Contribution to the
Partnership (herein referred to as an "Excess Contribution") if the notice from the Policy Committee originally called for an Additional Capital Contribution and the Complying General Partner so elects to satisfy its obligation with respect to the Declined Amount rather than with a Partner Loan with respect to
Declined Amount. In the event of an Excess Contribution, the Partnership
Percentage Interest of the Complying General Partner who has made such Excess contribution and the Partnership Percentage interest of the Declining General
Partner shall each be adjusted (increased or decreased, as appropriate in accordance with Section 3.5) by a Partnership Percentage Interest amount equal to the percentage that the Excess Contribution bears to the total of all Capital
Contributions (including the Excess Contribution). A Declining General Partner
shall have the right for one (1) year following the making of such Excess
Contribution to reimburse the Complying General Partner who has made such Excess
Contribution the amount of such Excess contribution plus interest at the stipulated Rate; and upon the

                                      -22-

taking of such reimbursement and the giving of __________ Partnership of such reimbursement, the Partnership Percentage Interest of both the Declining General
Partner and the complying General Partner who had made the Excess Contribution shall each be readjusted to eliminate the impact of the Excess Contribution. The respective obligations to comply with the notice from the Policy Committee to make Partner Loans or additional Capital Contributions or to provide a Declined
Amount may be satisfied: (a) in whole or in part by the General Partners themselves; (b) by Limited Partner(s) to whom a General Partner had offered an opportunity to participate in the making of a Partner Loan or additional Capital
Contribution or the providing of a Declined Amount and who had accepted such offer (on terms arranged between the General Partner and such Limited Partner(s)
and not necessarily based upon such Limited Partner's Partnership Percentage
Interests): or (c) by outside third parties to whom a General Partner had offered an opportunity to participate in the making of a Partner Loan or additional Capital Contribution or the providing of a Declined Amount and who had accepted such offer (on terms arranged between the General Partner and such outside third party) and who meet the conditions of Article VIII for admission as an additional or substitute Partner as a precondition to such participation.
No attempt to have a Limited Partner or an outside third party participate in satisfying the Policy Committee's request for Partner Loans or additional
Capital Contributions or the requirement to provide a Declined Amount shall relieve the General

                                      -23-

Partners of their respective responsibilities to _______ such Partner Loans or additional Capital Contributions to be made, and such Declined Amounts to be provided, to the Partnership.

          3.1.4. Except pursuant to Sections 3.1.1 and 3.1.2 and as permitted or required by the Policy Committee no Capital Contributions may be made to the
Partnership. Except for the Capital Contribution made pursuant to Section 3.1.2 and as otherwise permitted by the Policy Committee, no Capital Contribution shall be made to the Partnership in other than cash. The Policy Committee shall not permit any Capital Contributions to be made if such Capital Contributions would cause the Project to cease to be a qualifying small power production facility under PURPA.

          3.1.5. Notwithstanding any other provision hereof, in no event will any Partner be required or permitted to make additional Capital Contributions or will the Partnership Percentage Interest of any Partner be adjusted to the extent that the same would cause the Project to cease to be a qualifying small power production facility under PURPA. '

          3.2. Interest on Capital Contributions. Except as otherwise provided in Section 3.1.3, no interest shall be paid by the Partnership in respect of any
Capital Contributions or in respect of the balances in any Partner's Capital
Account.

          3.3. Limited Partners and Capital Contributions. The liability of any limited Partner shall be limited to (i) the total amount of Capital
Contributions which the Limited Partner makes

                                      -24-

pursuant to Section 3.1____ any amounts (plus _____ any) distributed to it which may be deemed to be a return in whole or in part of its Capital Contribution (to the extent such amount are necessary to discharge the Partnership's liabilities to all creditors who extended credit or whose claims arose before such return), and (iii) any Partnership funds or property wrongfully distributed to it, anything to the contrary herein notwithstanding, and no Limited Partner shall have any further liability to contribute money to or in respect of the liabilities or obligations of the Partnership, nor shall any Limited Partner, as such, be liable for any obligation or other liability of the Partnership. Under no circumstances shall a Limited Partner be required to make additional Capital
Contributions or Partner Loans and Limited Partners have no rights to participate in the making of additional Capital Contributions to the
Partnership; however, Limited Partners may, at the discretion of the General
Partners, be offered an opportunity to participate in the making of an additional Capital Contribution.

          3.4. Withdrawal of Capital. A Partner shall not be entitled to withdraw any part of its Capital Account or to receive any distribution from the
Partnership, except as provided in this Agreement.

          3.5. Adjustments to Partnership Percentage Interests. From and after each Capital Contribution made to the Partnership pursuant to Section 3.1.3 or any reimbursement made by a Declining

                                      -25-

General Partner pursuant to Section _____ the Partnership __________ Interests
of each Partner shall be recomputed as follows:

     The Partnership Percentage Interest of each Partner shall be computed by dividing (a) the total Net Agreed Value of all Capital Contributions
     (computed as of the respective times of each such Capital Contribution)
     made by such Partner (and such Partner's predecessor(s)) pursuant to
     Sections 3.1.1, 3.1.2 or 3.1.3 (including Excess Contributions), by (b) the total Net Agreed Value of all Capital Contributions (computed as of the respective times of each such Capital Contribution) made by all Partners
     (and each of said Partners' predecessor(s)) pursuant to Sections 3.1.1,
     3.1.2 or 3.1.3 (including Excess Contributions(s)).

                                   ARTICLE IV

                          Management of the Partnership

          4.1. Policy Committee. The management of the Partnership shall be conducted by the Policy Committee which shall initially consist of two natural persons as members, one member appointed by the members of the CD Group, in their respective capacities as General Partners, and one appointed by PGC, in its capacity as General Partner. In addition, the members of the CD Group, in their respective capacities as General Partners, and PGC, in its capacity as
General Partner, shall each appoint one or some alternates to serve as members of the Policy Committee in the absence of the respective appointed members. All appointments to the Policy Committee of members, alternates or replacements of members or alternates shall be in writing with notice thereof given to each
General Partner. In the event that a General Partner should become a Declining
General Partner as a result of such General Partner's failure to comply with

                                      -26-

______ request by the Policy Committee for a Partner loan or an additional
Capital Contribution as set forth in Section 3.1.3, then the Complying General
Partner who provides (or arranges for the provision of) the Declined Amount (and who is not an Affiliate of the Declining General Partner) shall, for so long as the Partner Loan with respect to Declined Amount or the Excess Contribution has not been repaid (together with interest at the Stipulated Rate) to said
Complying General Partner, have the right to designate an additional member of the Policy Committee (which Committee, for so long as said Complying General
Partner shall have such designation right, shall consist of three members).
Except as otherwise provided in this Agreement and subject to the restrictions set forth in Section 4.5, all decisions to be made by the Policy Committee under this Agreement shall be by the unanimous vote of its members with the vote of each member of the Policy Committee being equal; provided, however, that when there are three members of the Policy Committee, all decisions (except as otherwise provided herein) shall be by a majority vote.

          4.2. Partnership Powers. In furtherance of its purposes, the
Partnership is hereby authorized:

          (a) to acquire by purchase, lease or otherwise, any real or personal property, tangible or intangible, including, without limitation, any contract rights which may be necessary, convenient or incidental to the
     Project and to sell or otherwise dispose of all or any portion of the
     Project;

                                      -27-

          (b) to own, develop, permit, design ______ construct, place in service, test and start-up, operate and maintain the Project;

          (c) to borrow money and issue evidences of indebtedness, or to assume the same, and to secure the same by mortgage, pledge or other lien on the
     Project, its revenues, the power generated thereby to the extent not prohibited by any other agreement or any other assets of the Partnership and to borrow money on an unsecured basis;

          (d) to enter into any kind of lawful activity and to enter into, perform and carry out contracts of any kind in connection with the purpose of the Partnership described in Section 2.4 (including construction contracts and contracts of insurance covering risks to the Project, and
     General Partner liability); and

          (e) to prepay in whole or in part, refinance, recast, increase, renew, modify or extend any loan incurred or assumed by the Partnership in connection with the business of the Partnership.

          4.3. Authority, Responsibilities and Powers of Policy Committee.
Subject to the terms and conditions set forth in Section 4.5 and elsewhere in this Agreement, the Policy Committee shall have complete authority over and exclusive control and management of the business and affairs of the Partnership
(including the determination as to whether or not the Partnership should proceed to expand the

                                      -28-

project to encompass the development design _______ operation of the G-4
Facility) and shall be authorized to exercise all of the rights, powers and privileges of partners of a general partnership under the laws of the State of
California. The member of the Policy Committee shall devote such time to the affairs of the Partnership as they may reasonably deem to be required for the achievement of the Partnership's purposes, and, in connection therewith, the
Policy Committee may employ on behalf of the Partnership such other Persons to perform services for the Partnership, including Affiliates of any Partner, as the Policy Committee shall determine to be necessary or desirable. The routine affairs of the Partnership shall be managed by the Managing General Partner. PGC shall be the Managing General Partner, subject to the continuing approval of the
Policy Committee (by the requisite vote for action by the Policy Committee as determined pursuant to Section 4.1), which may at any time rescind such approval. In the event that approval of PGC shall be rescinded, the Policy
Committee shall appoint a General Partner as the Managing General Partner. If
the Policy Committee shall be unable to agree upon the General Partner to serve as the Managing General Partner, or no General Partner shall be willing to serve in such capacity, the Policy Committee shall perform the duties of the Managing
General Partner hereunder. The Managing General Partner, each member of the
Policy Committee, and each General Partner shall, in the performance of their respective duties hereunder, exercise good faith in all activities relating to the conduct of the business

                                      -29-

of the Partnership and shall undertake in good faith, and take all reasonable steps to carry out, the development, operation and maintenance of the business of the Partnership. The Policy Committee shall file or cause to be filed any necessary amendments to the Certificate of Limited Partnership and other filings and shall do all things requisite to the maintenance of the Partnership as a limited partnership under the laws of the State of California or any other jurisdiction. Without limiting the generality of the foregoing, the Policy
Committee shall cause to be maintained at the office referred to in Section 2.5
(i) a current list of the full name and last known address of each Partner set forth in alphabetical order, (ii) a copy of the Certificate of Limited
Partnership filed with the Office of the Secretary of State of California, (iii)
copies of the Partnership's Federal, state and local income tax returns and reports, if any, for the three most recent years, (iv) copies of this Agreement and of any amendments hereto, and of any financial statements of the Partnership for the three most recent years, and (v) the books of the Partnership, except that such books may be kept at the principal place of business of the
Partnership if that location is not the same as that of the office referred to in Section 2.5.

          4.4. No Management by Limited Partners. No Limited Partner in such capacity shall be eligible to be a member of or to designate a member of the
Policy Committee or otherwise take part in, or at any time interfere in any manner with, the management, conduct or control of the business and operations of the Partnership, nor

                                      -30-

have any right or authority as such to act for or bind the Partnership in any manner whatsoever.

          4.5. Scope of Authority of Policy Committee.

          4.5.1. All decisions to be made on behalf of the Partnership shall be made by the Policy Committee and all actions to be taken or documents to be executed on behalf of the Partnership shall be taken and executed by or at the direction of the Policy Committee except as provided in Section 4.5.2; provided, however, that such direction of the Policy Committee shall not be required if such documents are executed by each General Partner. It is the intention of the parties hereto that the Policy Committee, by resolution to be adopted on the
Project Closing Date, shall appoint and designate an "Owner's Representative" to act on behalf of the Partnership in connection with the design, engineering, construction testing and start-up of the Project and in particular to act on behalf of the Partnership with respect to the Owner's rights and responsibilities under the Engineering, Procurement and Construction Services
Contract with PEn that the Partnership intends to enter into on the Project
Closing Date.

          4.5.2. Notwithstanding the foregoing, without the written consent of the Limited Partners, the Policy Committee shall not:

          (a) Do any act in contravention of this Agreement, the Certificate of
     Limited Partnership or the FERC Orders.

          (b) Enter into any agreement permitting any Person to confess a judgment against the Partnership.

                                      -31-

          (c) Do any act that would make it impossible or impracticable to carry on the ordinary business of the Partnership.

          (d) Admit a Person to the Partnership as a General Partner or admit a
     Person to the Partnership as a Limited Partner if such admission would cause the Project to cease to be a qualifying small power production facility under PURPA.

          (e) Possess Partnership property, or assign rights in specific
     Partnership property, for other than a Partnership purpose.

          (f) Change the purposes of the Partnership as set forth in Section
     2.4.

          (g) Dissolve the Partnership.

          4.6. Liability. If any provision herein shall, under applicable law, subject a Limited Partner (who is not also a General Partner) to liability as a
General Partner of the Partnership, such provision shall be deemed suspended and of no force and effect until such time as the effectiveness of such provision does not subject such Limited Partner to such liability.

          4.7. Indemnification. The Partnership (out of assets or revenues of the Partnership without requiring additional Capital Contributions and without recourse to any Limited Partner) shall indemnify the General Partners and their
Affiliates and the employees, officers, directors, partners and agents of such
Persons,

                                      -32-

including the members of the Policy Committee and shall hold them harmless from any claim, demand, judgment, cost or expense arising out of or related to any act or omission by the General Partners or the agents, employees and contractors of the Partnership or the Partners in respect of matters contemplated by this
Agreement, except for any act or omission which constitutes the gross negligence or willful or wanton misconduct on the part of a General Partner or its
Affiliate (or the employees, officers, directors, partners and agents of such
Persons), or for which liability arises under the provisions of any other agreement by and between or among any Partners or the partnership and any
General Partner or its Affiliates (or the employees, officers, directors, partners and agents of such Persons), or, in the ease of a General Partner or member of the Policy Committee, which constitutes a breach of its fiduciary obligations to the Limited Partners. Notwithstanding the foregoing, any Person claiming indemnification hereunder must have acted in good faith and in a manner reasonably believed at the time and under the circumstances to be in or not opposed to the best interests of the Partnership. In no event shall any General
Partner be liable to the Partnership or to any other Partner, except for its own gross negligence or willful or wanton misconduct.

          4.8. Partnership Expenses; Compensation and Reimbursement of General
Partners.

          (a) The Partnership shall pay for all necessary and reasonable direct expenses of the Partnership, which

                                      -33-

     expenses may include but are not limited to _____ of borrowed money, assessments on the Project, costs of obtaining the necessary approvals, clearances or permits which may be required in connection with the
     Partnership, business, legal, audit, accounting, filing and other fees, fees and expenses paid to bankers, brokers, servicers, agents and consultants, expenses in connection with the disposition, replacement, alteration, repair, maintenance and operation of the Project, and costs of insurance in connection with the business of the Partnership.

          (b) No General Partner shall be compensated for its services as
     General Partner of the Partnership except to the extent specifically provided for herein. Subject to the limitations otherwise set forth in this
     Agreement and as contemplated by Section 4.__(a), a General Partner and its
     Affiliates may receive compensation for services rendered to the
     Partnership in capacities other than as General Partner. Within guidelines to be established by the Policy Committee, General Partners shall be reimbursed for direct out of pocket travel and other expenses incurred in connection with participation in meetings of the General Partners (and the
     Policy Committee) and other actions taken in connection with the management and administration of the Partnership.

                                      -34-

          (c) The Managing General Partner not ___ ____ General Partner with the approval of the Policy Committee) shall be reimbursed on a monthly basis
     (i) for all direct expenses it incurs or makes on behalf of the Partnership
     (including amounts paid to any Person to perform services to the
     Partnership) and (ii) for that portion of such General Partner's legal, accounting, geological, engineering, well supervision, telephone, secretarial, bookkeeping, reporting, data processing, aircraft, travel and entertainment fees and expenses, office rent and other office expenses, salaries and other compensation expenses, other administrative expenses and other incidental expenses necessary to the conduct of the Partnership's business which are incurred by such General Partner in operating the
     Partnership's business in accordance with the annual budget approved by the
     Policy Committee per Section 4.11 hereof (including, without limitation, expenses allocated to a General Partner by its Affiliates), and which are allocated to the Partnership in addition to any reimbursement as a result of indemnification pursuant to Section 4.7. Such General Partner shall determine such fees and expenses which are allocated to the Partnership in any reasonable manner, but the amount allocated must be reasonable in amount and necessary to the function of the Partnership, and shall be without duplication of any amounts received by

                                      -35-

     such General Partner from the Partnership, pursuant to provisions of operating agreements or otherwise in ___ of such activities.

          (d) Whether or not PGC shall, at the time, be a Partner, PGC shall (as compensation for PGC's having made certain payments to SCE pursuant to the
     G-l Facility Power Contract for the benefit of the Partnership) be entitled
     (prior to the distribution of any Available Cash to any Partners) to a monthly fee equal to the lesser of the Available Cash attributable to the month (computed prior to giving effect to the deduction for the fee herein provided for) or the revenues derived by the Partnership attributable to the sale to SCE in such month of the first 144,341 kilowatt hours of energy from the G-l Facility, such fee to be payable each month during the
     240-month period commencing with the month of January 1996 and ending with the month of December 2015; provided, however, if by December 31, 2015 the
     Partnership shall not have delivered, during said 240-month period, a total of 34,642,000 kilowatt hours, from the G-l Facility to SCE as to which the total revenues derived therefrom have been paid to PGC as aforesaid, the
     Partnership shall promptly make a payment to PGC of an amount equal to: (a)
     the difference between (x) 34,642,000 kilowatt hours and (y) the number of actual kilowatt hours delivered by the Partnership to SCE from the

                                      -36-

G-_ Facility during the ________ period from January 1, 1996 through December
31, 2015 (and as to which kilowatt hours the revenues therefrom have been paid to ___), multiplied by (b) 50.03753.

     4.9. Outside Activities; Partnership Spheres of Interest.

     (a) No one or more of the General Partners, their respective Affiliates, or any director, officer or employee of any General Partner or any of their respective Affiliates shall be expressly or impliedly restricted or proscribed under this Agreement from engaging in other activities for profit, whether in the geothermal business or otherwise. The Managing General Partner shall not be required under this Agreement to devote its financial, personnel and other resources exclusively for the benefit or on behalf of the Partnership or on activities in which the Partnership is participating or will participate, but only so much of such resources as may be necessary to promote in good faith the business of the Partnership and to exercise its responsibilities in a fiduciary manner. Except as otherwise provided-in this Agreement, each of the General
Partners, their respective Affiliates and any director, officer or employee of any General Partner or any of their respective Affiliates shall have the right to acquire, explore, develop, own and produce geothermal and other mineral properties, to develop, own and operate additional

                                      -37-

geothermal and other mineral properties acquired __ ___ time and from time to time, and to engage in and possess an interest in other business ventures of any and every type and description, independently or with others, including business interests and activities in direct competition with the Partnership. Except as otherwise provided in this Agreement, no General Partner nor any Affiliate thereof shall have any obligation to allow the Partnership to invest in any property of such General Partner or any Affiliate thereof. Neither the
Partnership nor any Partner shall by virtue of this Agreement have any right, title or interest in or to such permitted independent activities or ventures.

     (b) The Partnership spheres of interest and the agreements of the Parties with respect thereto are as follows:

          (i) The Partnership, to the exclusion of any Partner individually, shall have the right to develop the Geothermal Interests on properties in which the Partnership has an interest, including the development of the
     Geothermal Resources necessary for the eventual development of the G-4
     Facility. It is the intention of the parties to this Agreement that, subject to giving prudent consideration to the results of operation following the commencement of commercial

                                      -38-

     operation of the _______________________________________ political considerations with respect to the necessary approvals and permits, this
     Partnership proceed with the development of the G-4 Facility and the
     Geothermal Interests related thereto. If a General Partner is unable to obtain the required favorable vote of the Policy Committee for the development of the G-4 Facility and the related Geothermal Interests, such
     General Partner may submit the matter to the dispute settlement procedures set forth in Section 11.10 of this Agreement with the arbitrators being instructed to find in favor of directing the Partnership to proceed with the development of the G-4 Facility unless such arbitrators conclude that to do so would result in a material adverse impact on the G-l Facility, the
     G-2 Facility or the G-3 Facility or the then operations of the Partnership as a whole.

          (ii) The Partnership shall be the vehicle through which Partners shall pursue their respective interests in the development of any
     Geothermal Interest within the area designated as the "Mono-Long Valley
     Known Geothermal Resource Area", but outside of the property interests of the Partnership. Each Partner shall offer to the Partnership the right to pursue any such development of which a Partner becomes

                                      -39-

     aware ________________ Partnership ___________________ opportunity to develop Geothermal Interests in the Mono-Long Valley Known Geothermal
     Resource Area (or participate in the project of others), the Policy
     Committee shall decline to authorize the Partnership to proceed with such development, an individual Partner may proceed with such development, alone or with others, other than through the Partnership.

          4.10. Tax Matters Partner. PGC shall be the "tax matters partner" of the Partnership within the meaning of Section 6231(a)(7) of the Code and shall make such elections and other decisions for Federal income or other tax purposes as it shall determine; provided, however, that PGC shall cause the Partnership to: (a) Compute its depreciation deductions for Federal income tax purposes with respect to each Partnership asset over the shortest recovery period allowable under Section 168 of the Code and for California income tax purposes on a straight line basis to be mutually agreed upon by all General Partners, (b)
compute its depletion allowances with respect to each geothermal deposit by the method resulting in the largest deduction, (c) elect to deduct intangible drilling and development costs in accordance with Section 263 (c) of the Code,
(d) elect to deduct the expenses of organizing the Partnership over a sixty-month period as provided in Section 709 of the Code and otherwise will not cause the Partnership to make any elections pursuant to this Section 4.10 without the consent of the other General Partner(s); and, provided,

                                      -40-

further the __________________ shall provide each of the General Partners with timely prior notice of any elections to be made by PGC pursuant __ this Section
4.10.

          4.11. Annual Budget. Prior to January 1 of each year, the Policy
Committee shall approve an annual budget for the Partnership for such year. Not later than October 31 of each year, the Managing General Partner shall submit a proposed Partnership budget for the next succeeding year to the Policy Committee for its consideration. Following approval of each such annual budget, the Policy
Committee shall provide each Partner with a copy of the same.

          4.12. Short-Term Investment of Partnership Funds. All funds of the
Partnership held as reserves for the future payment of Partnership expenses or held pending distribution as Available Cash may be invested as the Policy
Committee shall determine, but only in one or more of the following:

          (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by the United States and which nature within 12 months from the date of acquisition thereof;

          (b) direct obligations of any agency of the United States government which mature within 12 months from the date of acquisition thereof whose long term debt is rated not less than A by standard & Poor's Corporation or by Moody's Investors Service, Inc. or the equivalent rating

                                      -41-

     under any successor rating services;

          (c) commercial paper of any corporation other than any corporation that is an Affiliate of the Partnership or any of its Partners) with a maturity not in excess of 270 days from the date of acquisition thereof and rated an A-__ by Standard & Poor's Corporation or as P-1 by Moody's
     Investors Service, Inc. or the equivalent rating under any successor rating system or by any successor rating services;

          (d) negotiable or non-negotiable certificates of deposit, time deposits, overnight bank deposits and bankers acceptances, all with a maturity not in excess of 12 months from the date of the acquisition thereof, issued by or placed with, and money market deposit accounts issued or offered by, any commercial bank in the United States which has capital and surplus in excess of $300,000,000 or has long-term unsecured debt obligations rated at least A by Standard & Poor's Corporation or Moody's
     Investors Service Inc. or the equivalent rating under any successor rating system or by any successor rating service; and

          (e) debt obligations of any corporation with a maturity not in excess of 12 months from the date of acquisition thereof and rated AA by Standard
     & Poor's Corporation or Aa by Moody's Investors Services, Inc. or

                                      -42-

     (To Come) by any successor rating services.

          4.13. Rights of Limited Partners Relating to the Partnership.

          4.13.1. In addition to other rights provided by this Agreement or by applicable law, each Limited Partner shall have the right to obtain from the
Managing General Partner, for any purpose reasonably related to such Limited
Partner's interest in the Partnership, upon reasonable request of the Managing
General Partner in writing specifying the purpose of such request and at such
Limited Partner's own expense:

          (a) true and full information regarding the status of the business and financial condition of the Partnership;

          (b) promptly after becoming available, a copy of the Partnership's
     Federal, state and local income tax returns for each year;

          (c) a current list of the name and last known business, residence or mailing address of each Partner;

          (d) a copy of this Agreement, the Certificate of Limited Partnership and all amendments to such documents, together with executed copies of any powers of attorney pursuant to which this Agreement, the Certificate of
     Limited Partnership or any amendments to such documents may have been executed;

                                      -43-

          (e) true and full information regarding the amount of cash and a description and statement of the agreed value of any other property or services contributed by each Partner and which each Partner has agreed to contribute in the future, and the date on which each became a Partner; and

          (f) such other information regarding the affairs of the Partnership as is just and reasonable.

          4.13.2. Promptly after it shall become aware of the same, the Policy
Committee shall send each General Partner a notice of:

          (a) any action, proceeding or investigation before any court, arbitration body, or governmental agency or instrumentality pending or threatened against or affecting the Partnership or any Partner in its capacity as a partner;

          (b) any material claim made against the Partnership or the
     Partnership's property by Southern California Edison Company relating to the Power Contracts, or by any other party to an agreement to which the
     Partnership is also a party;

          (c) any incurrence, renewal, refinancing or prepayment of any material indebtedness of the Partnership other than as specifically contemplated by the terms of this Agreement;

          (d) any material default or the occurrence of any event which with notice or the lapse of time or both would

                                      -44-

     constitute a material default by the Partnership under ________ material agreement to which the Partnership is a party; or

          (e) any other material event affecting the Partner or the Partnership.

          4.13.3. Within 120 days following the end of each fiscal year of the
Partnership, the Policy Committee shall provide each Partner with a copy of the audited financial statements for such year. In addition, as soon as practicable following the end of each calendar month, the Policy Committee shall provide each Partner with an operational report for such month.

          4.14. Contracts with Affiliates.

          (a) Subject to the written approval of the Policy Committee, a General
     Partner may itself, or may enter into an agreement with any of its
     Affiliates to, render operation and maintenance services to the
     Partnership. Any operation and maintenance service rendered to the
     Partnership by a General Partner or any Affiliate thereof shall be on terms no less favorable than those that the Partnership could obtain from unaffiliated sources in the area rendering comparable services, except that the provisions of Section 4.14. (b) shall apply to the rendering of services therein contemplated. It is expressly contemplated that, in addition to such other arrangements that the Policy Committee may from time to time approve, the

                                      -45-

     Partnership shall enter into the ____________ _______________ arrangements with a Partner or an Affiliate of a Partner:

               (i) An Engineering, ______________ and Construction Services
          Contract with ____ for the completion of the permitting, design, engineering, procurement and supervision of the start-up and testing and construction of the Project; and

               (ii) a limited operations and maintenance arrangement with PGC, with terms and conditions to be established by the Policy Committee.

          (b) Except as contemplated in paragraph (a) above, no General Partner nor any of its Affiliates shall render to the Partnership any operation and maintenance or drilling services or sell or lease to the Partnership any equipment or related supplies unless (i) if such Person is engaged, independently of the Partnership and as an ordinary ongoing business, in the business of providing such services or selling or leasing such items to a substantial extent to other Persons in addition to partnerships in which such Person has an interest, the compensation, price or rental therefor is competitive with rates and prices charged by other Persons in the area engaged in the business of providing comparable services or items that could reasonably be made available to the Partnership, or (ii) if such
     Person is not engaged in such a business, the compensation,

                                      -46-

     price or rental therefor is such ________________ including actual payroll costs plus a reasonable fringe benefits and overhead allocation rate agreed to by the Policy Committee of providing such services, equipment or supplies or the competitive rate that could be obtained in the area, whichever is less.

                                    ARTICLE V

                              Proposed Transactions

          5.1. Project Documents. The Partnership's rights in and to the Project shall be acquired in all material respects in accordance with the Conveyance
Agreement and the Project Documents.

          5.2. Additional Financing. The Policy Committee may, subject to the terms and conditions of agreements to which the Partnership may be a party, incur such additional financing for the Project as it may deem necessary or advisable from time to time.

                                   ARTICLE VI

         Representations, Warranties. Covenants and Closing Certificates

          6.1. Representations, Warranties and Covenants. Each of the Partners
hereby makes the following representations, warranties and covenants to each of the other Partners:

          6.1.1. Organization and Qualification. Such Partner is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation.

                                      -47-

          6.1.2 Corporation Authority. _______________ corporate power and authority to execute this Agreement. The execution and delivery by such Partner of this Agreement _____ been duly authorized by all necessary corporate action.

          6.1.3. Noncontravention. The execution and delivery of this Agreement by such Partner do not violate any provision of its Certificate of Incorporation or By-Laws or violate any agreement, instrument, law, ordinance, regulation, order, arbitration award, judgment, or decree to which such Partner is a party, or by which such Partner is bound.

          6.1.4. No Partner nor an Affiliate of such Partner has taken (or has omitted to take) nor will take (or will omit to take) any action where the effect of such action or omission to act is to adversely affect the status of the Project as a qualifying small power production facility under PURPA;
provided, however, that in the event of a breach by a Partner of this Section
6.1.4, such Partner shall not be liable therefor unless the Partnership
(including such Partner) shall first have taken such action as is required or permitted under Section 8.2.2. Each party hereto acknowledges that each of the members of the CD Group is an Affiliate of an electric utility. Each member of the PGC Group represents that neither it nor any of its Affiliates is an electric utility or an electric utility holding company for purposes of PURPA.

          6.1.5. Such Partner understands and agrees: (i) that its partnership interest is not registered under the Securities Act of

                                      -48-

______ 1933 or under any state securities laws and _______ that evaluated the merits and risks of the purchase of a partnership interest, that it understands it must bear the economic _______ of that investment for an indefinite period of time because the securities have not been registered under the Securities Act of
1933 or under the securities law of any state, and, therefore, it agrees that its partnership interest will not be sold until it is subsequently registered or an exemption from registration is available and, if so requested by the Policy
Committee, the Partnership shall have been furnished by such Partner with an opinion of counsel satisfactory to the Policy Committee that registration is not required under any of such securities laws.

          6.2. Reports and Closing Certificates Delivered by the Partners. Each
Partner as of the date hereof has delivered to the Partnership or has caused its legal counsel to deliver to the Partnership: (i) a certificate of the secretary or other authorized officer of such corporation certifying that the representations and warranties of such corporation set forth in this Article VI are true and correct as of the date hereof, that there are no proceedings pending or contemplated for the liquidation or dissolution of such corporation, and as to its certificate of incorporation (with a copy attached), by-laws (with a copy attached), due incorporation, good standing, the authority, incumbency and signatures of its officers and the resolutions (with a copy attached)
adopted by its board of directors authorizing the execution of this Agreement and (ii) a good

                                      -49-

standing certificate upon the _________________________ Partner's incorporation.

                                   ARTICLE VII

                       Capital Accounts, Distributions and
                                   Allocations

          7.1. Establishment of Capital Accounts.

          7.1.1. A separate Capital Account shall be maintained for each
Partner. The Capital Account of each Partner shall be (x) credited with the Cash
Contributions and the Net Agreed Value of any Contributed Property contributed to the Partnership by such Partner plus all Profit, and Gain on Disposition computed in accordance with Section 7.1.2 and allocated to the Partner pursuant to Section 7.3, 7.4 or 7.5 (but without regard to Section 7.3.l(b) and the proviso to Section 7.3.4) and (y) debited with the sum of (i) all Loss and Loss on Disposition computed in accordance with Section 7.1.2 and allocated to the
Partner pursuant to Section 7.3, 7.4 or 7.5 (but without regard to Section
7.3.1(b) and the proviso to Section 7.3.4), and (ii) all cash and the Net
Agreed Value of any property distributed by the Partnership to such Partner pursuant to Sections 7.2 and 9.3. Notwithstanding anything to the contrary contained herein, the Capital Account of a Partner shall be determined in all events in accordance with the rules set forth in Treasury Regulation
1.704-l(b)(2)(iv). To the extent that any provision of this Agreement is inconsistent with the requirements of Treasury Regulation 1.704-l(b)(2)(iv), such Treasury Regulation shall

                                      -50-

____________. Any ___________ in this Agreement to the Capital _____________ of a Partner shall be deemed to refer to such Capital Account as the same may be credited or debited from time to time as set forth above.

          7.1.2. For purposes of computing the amount of any item of income, gain, loss or deduction to be reflected in Capital Accounts (including, without limitation, all Profit, Loss, and Gain or Loss on Disposition), the
determination, recognition and classification of each such item shall be the same as its determination, recognition and classification for Federal income tax purposes; provided that:

          (a) Any deductions for depreciation, depletion, amortization or similar expense attributable to a Contributed Property (including any basis reduction under Section 48(q) of the Code) shall be determined as if the
     Adjusted Basis of such Partnership asset on the date it was acquired by the
     Partnership was equal to the Carrying Value of such Partnership asset as of such date;

          (b) The total amount of depletion deductions allocable to the Capital
     Accounts of the Partners with respect to any geothermal deposit shall not exceed the Partnership's initial Carrying Value in such deposit;

          (c) Any income, gain or loss attributable to the taxable disposition of any Partnership asset shall be determined by the Partnership as if the
     Adjusted Basis of such Partnership asset as of such date of disposition was

                                      -51-

     equal to the amount of the Carrying Value of ___ Partnership asset as of such date:

          (d) If the Partnership's adjusted basis in any "section 38 property"
     is reduced pursuant to Sections 48(g) or 46(b)(2) of the Code, then the amount of such reduction (as determined pursuant to Section 7.1.2(a)) shall be treated as an expense for the year in which such reduction occurs and shall be allocated to the Partners in the ratio in which the basis of such property is allocated to the Partners pursuant to Treasury Regulation
     l.46-3(f)(2)(i); and any restoration of any such reduction in adjusted basis shall be allocated to the Partners in the same manner and proportions;

          (e) In the event that the Policy Committee determines to make any distribution to a Partner in other than cash (including liquidating distributions pursuant to Section 9.3), the Capital Accounts of the
     Partners, immediately prior to such distribution, shall be appropriately adjusted upward or downward to reflect any Unrealized Gain or Unrealized
     Loss attributable to the distributed property (determined on the basis of the Fair Market Value of the property at the time of the distribution);

          (f) All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) an interest in the Partnership that can neither be deducted nor

                                      -52-

     (To Come) items of deduction; and

          (g) The computation of all items of income, ____, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Partnership (except to the extent required by
     Treasury Regulation 1.704-l(b)(2)(iv)(m)) and, as to those items described in Section 705(a)(1)(B) or Section 705(a)(2)(B) of the Code, without regard to the fact that such items are not includible in gross income or are neither currently deductible nor capitalizable for Federal income tax purposes.

          7.1.3. A transferee of a Partnership interest shall succeed to the
Capital Account attributable to the transferred interest, and there shall be no adjustment to the Capital Accounts as a result of such Transfer except as otherwise required under Treasury Regulation 1.704-1. However, if the Transfer causes a termination of the Partnership under Section 708(b)(l)(B) of the Code,
Partnership property shall be deemed to have been distributed in liquidation of the Partnership to the Partners existing immediately subsequent to the Transfer, and recontributed by such Partners in reconstitution of the Partnership. Upon such recontribution, the Partnership properties shall be treated as Contributed
Property and the Capital Accounts of the Partners in such reconstituted
Partnership shall be maintained in accordance with the principles of this
Article VII.

                                      -53-

          7.2. Distributions of Cash Items.

          7.2.1. Available Cash shall be distributed to the Partners in accordance with their Partnership Percentage Interests.

          7.2.2. Net Capital Receipts, less such sums as the Policy Committee deems necessary to be retained as a reserve for the conduct of the business of the Partnership, shall be distributed first, to the Partners in proportion to and to the extent of any positive balances in their respective Capital Accounts, determined after giving effect to the allocations set forth in this Article VII, and second, to the Partners in accordance with their then Partnership Percentage
Interests.

          7.2.3. Available Cash shall be distributed at such times and in such amounts as the Policy Committee shall determine but not less often than annually, and if practicable and not otherwise restricted by any agreement to which the Partnership is a party, within 30 days after the close of each fiscal quarter of the Partnership. Subject to the provisions of any agreement to which the Partnership is a party, Net Capital Receipts shall be distributed as soon as reasonably practicable after such Net Capital Receipts arise.

          7.3. Allocations of Tax Items.

          7.3.1. (a) Profit or Loss shall be allocated to the Partners each year
(subject to Section 7.3.1(b) hereof) in accordance with their Partnership
Percentage Interests. The allocation of Profit and Loss provided in this Section
7.3.1 (a), with respect to

                                      -54-

any taxable year, shall be made prior to any Loss on Disposition for such year.

          (b) In case of a Contributed Property, items of income, gain, loss, deduction or credit attributable thereto (including depreciation on, gain or loss with respect to the disposition of, and tax credits arising in connection with, Contributed Property) shall be allocated, for Federal income tax purposes, first, among the Partners in a manner that takes into account the variation between the Fair Market Value of such property and its Adjusted Basis at the time of contribution (in accordance with Section 704(c) of the Code) and second, any such remaining items shall be allocated in accordance with Section
7.3.1(a), 7.3.2, 7.3.3 or 7.5, as appropriate. Each Partner contributing
Contributed Property to the Partnership shall promptly advise the Partnership as to its Adjusted Basis in such Contributed Property at the time of contribution to the Partnership.

          7.3.2. Subject to Section 7.3.1(b), Gain on Disposition shall be allocated first, to the Partners in proportion to and to the extent of any deficit balances in their respective Capital Accounts until all such Capital
Accounts shall have been restored to zero, and second, to the Partners in accordance with their then Partnership Percentage Interests.

          7.3.3. Subject to Section 7.3.1(b), Loss on Disposition shall be allocated first, to the Partners in proportion to and to the extent of any positive balances in their respective Capital Accounts until such Capital
Accounts shall have been reduced to zero, and

                                      -55-

second to the General Partners in proportion to their Partnership Percentage
Interests.

          7.3.4. Investment and energy tax credits arising in connection with the Project shall be allocated to the Partners, pursuant to Treasury Regulation
1.46-3(f)(2)(i), in accordance with their respective Partnership Percentage
Interests as of the respective in Service Dates for each Facility (or, with respect to the energy tax credits, as of the end of the period for which such credits are available under Section 48(m) of the Code, if earlier); provided, however, that the principles of Section 704(c) of the Code shall be taken into account in the allocation of the investment and energy credits.

          7.3.5. To the extent of any Recapture Income resulting from the sale or other taxable disposition of a Partnership asset, the amount of any gain from such disposition allocated to each of the Partners pursuant to the above provisions shall be deemed to be Recapture Income to the extent such Partner (or a predecessor in interest) has been allocated or has claimed any deduction, or has been allocated a reduction in basis pursuant to Section 48(q) of the Code, directly or indirectly giving rise to the treatment of such gain as Recapture
Income.

          7.3.6. The Partnership shall make an interim closing of the books for purposes of determining the allocations and distributions required under this
Article VII in the event of any transfer of a Partnership interest during a taxable year.

                                      -56-

          7.4. Recharacterization of Fees and Guaranteed Payments.
Notwithstanding the provisions of Section 7.3 in the event that any fees, interest or other amounts paid or payable to any General Partner or any of its
Affiliates pursuant to this Agreement (including payments to be made to PGC pursuant to Section 4.8(d)) are deducted by the Partnership in reliance on
Sections 707(a) or 707(c) of the Code, and such fees, interest or other amounts are disallowed as deductions to the Partnership and are recharacterized as
Partnership distributions, then there shall be allocated to such General
Partner, prior to the allocations pursuant to Section 7.3, an amount of
Partnership gross income for the year in which such fees, interest or other amounts are treated as Partnership distributions an amount equal to such fees, interest or other amounts treated as distributions.

          7.5. Upholding of Tax Benefits.

          7.5.1. Solely for purposes of determining a Partner's Capital Account
(and the deficit amount that a Partner is required to restore pursuant to
Section 7.7) in applying the provisions of this Section 7.5, the anticipated adjustments, allocations and distributions described in Treasury Regulation
Section 1.704-l(b)(2)(ii)(d)(4)-(6) shall be taken into account, and each
Partner (including each General Partner) shall be deemed obligated to restore its deficit Capital Account balance to the extent of, and only to the extent of, the sum of its share of the Minimum Gain, as determined pursuant to Treasury
Regulation Section l.704-lT(b)(4)(iv)(f), and its share of the Minimum Gain

                                      -57-

______________ to Partner ___________ Debt _____________ Treasury Regulation
(SS) 1.7(______________)(iv)(h)(5).

          7.5.2. Notwithstanding the provisions of Section 7.3, no allocation of
Loss shall be made to a Limited Partner (which is not also a General Partner) if it would result in such Partner having a negative balance in its Capital Account in excess of the amount it is required to restore on a liquidation of the
Partnership (or of the Partner's interest in the Partnership). Any Loss which cannot be allocated to a Limited Partner pursuant to the restrictions contained in this Section 7.5.2 shall be allocated to any Partner which is Affiliated with such Limited Partner or, if no such Affiliate exists, to the other Partners of the Partnership in accordance with the ratio of their then respective
Partnership Percentage Interests to the sum of those Interests (but, in either event, only to the extent such allocation would not be inconsistent with the restrictions of this section 7.5).

          7.5.3. Notwithstanding the provisions of Section 7.3. in the event any
Limited Partner (which is not also a General Partner) unexpectedly receives an adjustment, allocation or distribution described in clause (4), (5) or (6) of
Treasury Regulation Section 1.704-1 (b)(2)(ii)(d) that results in such Partner having a negative balance in its Capital Account in excess of the amount it is required to restore on a liquidation of the Partnership (or of the Partner's interest in the Partnership), such Partner shall be allocated income and gain prior to the allocations pursuant to Section 7.3 in an

                                      -58-

(To Come) possible.

          7.5.4. In accordance with and pursuant to Treasury Regulations Section
1.704-1T(b)(4)(iv)(e) and (h)(4), if there is a not decrease in either the
Partnership's Minimum Gain or Minimum Gain Attributable to partner Nonrecourse
Debt or both during any taxable year, all Partners (including each General
Partner) with deficit Capital Account balances at the end of such year (as determined immediately prior to the allocation of Profit and Loss for such year)
in excess of the amount they are required to restore on a liquidation of the
Partnership (or of the Partner's interest in the Partnership) shall be allocated, before any other allocation is made of Partnership items for such taxable year, items of income and gain for such year (and, if necessary, subsequent years) in an amount equal to such excess or, if greater, all Partners
(including each General Partner) shall be allocated, before any other allocation is made of Partnership items for the taxable year, items of income and gain for such year, and, if necessary, subsequent years, in an amount equal to the portion of such Partner's share of the net decrease in Minimum Gain or Minimum
Gain Attributable to Partner Nonrecourse Debt or both that is allocable to the disposition of Partnership property subject to such debt, as determined pursuant to Treasury Regulation Section 1.704-1T(b)(4)(iv)(e)(2) and (h)(4). To the
extent that the Partnership shall have insufficient income and gain in any taxable year to make the allocations required under this Section 7.5.4 in any

                                      -59-

year in which their has been a net increase both in Minimum Gain and in Minimum
Gain Attributable to Partner Nonrecourse Debt, any such insufficiency shall be attributed, first, to the decrease in Minimum Gain Attributable to Partner
Nonrecourse Debt, and second, to the decrease in Minimum Gain.

          7.5.5. It is the intent of the parties to this Agreement that the chargeback provisions and the limitation on loss allocations provided herein satisfy the "allocation of nonrecourse deduction" rules provided in Treasury
Regulation Section 1.704-lT(b)(4)(iv) and the requirements of Treasury
Regulation Section 1-704-1(b)(2)(ii)(d) (relating to the alternate test for economic effect and "qualified income offset"). It is further intended that the allocations under this Article VII shall effect an allocation for Federal income tax purposes in a manner consistent with Sections 704(b) and 704(c) of the Code and comply with any limitations or restrictions therein. If for any reason the allocations contained in this Agreement shall conflict with the Treasury
Regulations promulgated under Section 704 of the Code, the Partners acknowledge that such Regulations shall control.

          7.6. Loans from Partners and Affiliates. Loans by a Partner or any
Affiliate thereof (including Partner Loans) to the Partnership shall not be treated as Capital Contributions.

          7.7. Negative capital Accounts. Notwithstanding anything to the contrary in Section 9.5, on a liquidation of the Partnership, each General
Partner shall be required to pay to the Partnership (within the time frame prescribed under Treasury Regulations

                                      -60-

(To Come) Account to be determined after the allocation of items provided for in this Article VII). No Limited Partner (which is not also a General Partner)
shall be required to pay to the Partnership or to any other Partner any deficit balance which may exist from time to time in such Partner's Capital Account.

                                  ARTICLE VIII

              Admission, Assignment, Disability and Other Investors

          8.1. General Conditions to Transfers of Partnership Interests and
Admission of Partners.

          8.l.l. No Partner may, without the unanimous consent of all General
Partners, Transfer all or any portion of its interest in the Partnership, nor
(notwithstanding anything to the contrary contained herein) shall any transferee be admitted as a substituted Partner in the Partnership, without said consent;
provided, however, that PGC shall have the right to Transfer all or any portion of its interest in the Partnership to no more than one (1) other Affiliate of
PEn without the need for the unanimous consent of all General Partners;
provided, further, however, the admission of any such Affiliate of PEn as a substituted Partner in the Partnership shall be subject to the unanimous consent of all General Partners; provided, further, however, that any purported Transfer of an interest in the Partnership, or any portion of it, will not be effective if the Transfer would cause the Partnership to become an association taxable

                                      -61-

is a corporation for ___________ income tax purposes. The may, however, admit additional and substitute General and or Limited Partners to the Partnership
pursuant to the provisions of and subject to the restrictions set forth in this
Agreement upon the unanimous consent of the General Partners.

          8.1.2. No substitute or additional Partner shall be admitted to the
Partnership if the admission of such Partner would adversely affect the status of the Project as a qualifying small power production facility under PURPA. Upon the admission of additional Partners to the Partnership, the applicable
Partnership Percentage Interests of the Partners may not be diluted without their consent. Additional Limited Partners may be given rights which are different from those held by existing Limited Partners. The Partners will promptly execute and file any amendment to this Agreement to effectuate the provisions of this Section 8.1.

          8.1.3. Any additional or substitute Partner shall be admitted as a
Partner of the Partnership by executing, acknowledging and delivering to the
Policy Committee an instrument, satisfactory to the Policy Committee, adopting this Agreement and agreeing to be bound by the terms and provisions hereof
(including the making of comparable representations and warranties), and such other documents or instruments as may be required to effect such Person's admission as a Partner; provided, however, that any such instruments purporting to bind the Partnership shall not become effective or binding on the Partnership until they have been executed by the General Partners.

                                      -62-

In connection with the ____________ to the ________________ any _____________
the Policy Committee shall prepare and file as soon as practicable amendment to the Certificate of Limited Partnership, if required by applicable law, and any other qualification document in connection with the effectuation or documentation of the admission.

          8.2. Admission of Partners by Sale or Assignment of Partnership
Interests.

          8.2.1. Prohibited Assignments. Absent the unanimous consent of all
Partners, notwithstanding any other provision of this Agreement, under no circumstances shall any Partner make a Transfer of all or any portion of such
Partner's interest in the Partnership if such Transfer would

               (i) result, directly or indirectly, in the termination of the
          Partnership, including termination for Federal income tax purposes, unless such Partner has obtained at such Partner's own expense an opinion of tax counsel reasonably satisfactory to the other Partners that such termination will not cause any material adverse tax consequences to the Partnership or the remaining Partners;

               (ii) result in the violation of the Securities Act of 1933 or any other applicable federal or state laws;

               (iii) constitute a violation of the Project Documents;

                                      -63-

               (iv) result in ____________________ transaction" or cause the
          Partnership to be or become a "party in interest," as defined in
          Section 3(14) of ERISA, or a "disqualified person," as defined in
          Section 4975 of the Code, with respect to any plan, as defined in
          Section 3(3) of ERISA and/or Section 4975 of the Code;

               (v) be a Transfer to an individual who is not legally competent or who has not achieved his or her majority under the law of the
          State of California (excluding trusts for the benefit of minors); or

               (vi) cause the Project to fail to satisfy the Qualifying
          Facilities Ownership Criteria specified in the regulations promulgated by FERC under PURPA.

Each of the parties hereto agrees that the payment of damages in connection with the violation of any of the provisions of this Section 8.2.1 would not provide an adequate remedy for such violation and, accordingly, each party agrees that injunctive or other equitable remedies seeking the specific enforcement of the provisions of this Section 8.2.1 would be appropriate and necessary.

          8.2.2. Regulatory Restrictions. Notwithstanding anything to the contrary herein, in the event that the ownership criteria specified in the regulations promulgated by FERC under PURPA are amended causing a Partner's then
Partnership Percentage Interest to

                                      -64-

be more than the _____________ of equity amended FERC regulations, or in the event that provisions of any other applicable statute or regulation (including, without limitation, any statute or regulation relating to Affiliates of banks)
shall be amended, that a new statute shall be enacted, or that new regulations shall be adopted, in any such case with the result being that a Partner's then
Partnership Percentage Interest is more than that permitted by such amended or new statute or regulation, such Partner shall have the right to require the
Partnership to purchase and the Partnership shall have the right to require such
Partner to sell that portion of such Partner's Partnership Percentage Interest necessary for the Project to meet the applicable ownership criteria, for an amount equal to the Fair Market Value thereof. In the case of such a purchase by the Partnership, the purchase price shall be paid in cash, or, at the option of the Partnership, by means of a non recourse note or notes in the amount of the
Fair Market Value payable solely out of, and secured by, the proceeds of future distributions that would otherwise be payable in respect of the purchased interest of such Partner in the Partnership. Such note or notes shall bear a rate of interest equal to the Stipulated Rate. Such Partner shall pay all costs and expenses associated with the determination of such Fair Market Value, including, without limitation, appraisers' fees and reasonable attorneys' fees.
If the Project shall fail to meet any of the other criteria for qualifying small power production facilities specified in the regulations promulgated by FERC under

                                      -65-

PURPA, or if a purchase by the Partnership of ______________________ by this
Section 8.2.2 would cause the Project to lose its status as such a qualifying small power production facility, the Policy Committee (exclusive of any member of the Policy Committee that has taken any action under Section 6.1.4 which adversely affects the status of the Project as a qualifying small power production facility under PURPA) shall take whatever action with respect to the
Project that it deems advisable in its sole discretion.

          8.3. Disability of Limited Partners. The Disability of a Limited
Partner shall not terminate or dissolve the Partnership. In the event of the
Disability of a Limited Partner, the executor, administrator, guardian, committee, trustee or other legal representative of such Limited Partner shall have all the rights and liabilities of an assignee Limited Partner having the same interests in Partnership distributions and allocations under Article VII as the Disabled Limited Partner, and, upon compliance with the provisions of
Section 8.1 (including consent of the Nonaffective General Partners), shall be admitted as a substitute Limited Partner.

          8.4. Disability of General Partners.

          8.4.1. The Disability of a General Partner shall not dissolve the
Partnership, unless (i) such Disabled General Partner was the sole surviving
General Partner, in which event the Partnership shall terminate unless reconstituted and continued as provided in Section 8.4.2, or (ii) the Disability of such General Partner would cause the Project, notwithstanding the provisions of section 8.2.2 or

                                      -66-

the admission of a new _________ to cease to be a ____________ power production facility under PURPA, in either of which events the Partnership shall terminate.

          8.4.2. In the event of a dissolution of the Partnership pursuant to
Section 8.4.1. the remaining Limited Partners may unanimously elect in writing
(provided that such dissolution did not result from the bankruptcy or insolvency of the sole surviving General Partner), within 90 days after such Disabling event, to continue the Partnership as a partnership upon the same terms and conditions as are set forth in this Agreement. Any such election to continue the Partnership will not require the amendment of this Agreement or the execution of an amended agreement. In exercising such election, the Partners shall designate a new General Partner or General Partners.

          8.4.3. In the event of any election to continue the Partnership which requires amendment of this Agreement, the amended agreement shall be as similar in form and substance to this Agreement as practicable, and the new or successor partnership shall engage in the same business as the Partnership, employing the assets and name of the Partnership to the maximum extent possible.

          8.4.4. The personal representative of, or the successor in interest to, any Disabled General Partner shall not become a General Partner unless agreed to by such personal representative or successor and the other Partners, but shall become an assignee Partner having the same interest in Partnership distributions and allocations under

                                      -67-

Article VII hereof as the Disabled General Partner _______________ rights as a
General Partner. Any provision requiring the act or consent of any named Partner shall be deemed deleted as to such Partner upon its Disability. In lieu of any such personal representative of or the successor in interest to, a Disabled
General Partner becoming an assignee Partner as hereinabove provided, at the option of the Policy Committee, the Partnership shall purchase such Disabled
General Partner's interest in the Partnership from such personal representative or successor at the then Fair Market Value of such interest.

          8.5. Withdrawal of Partners. No Partner may withdraw from the
Partnership except upon the transfer of its Partnership interest permitted under the provisions of this Agreement.

          8.6. Conversion of Partnership Interests. From and after the date as of which both the G-2 Facility and the G-3 Facility are in service for Federal income tax purposes and for the six (6) month period thereafter, (a) any General
Partner shall have the right to convert all or a portion of its interest in the
Partnership to that of a Limited Partner; provided, however that no such conversion may be made by any General Partner in connection with a dissolution of the Partnership; and provided, further, however, no such conversion may be made if it would cause the Partnership not to have a General Partner(s) with
Partnership Percentage Interest(s) aggregating 1.0% or more; and provided, further, however that the proposed conversion by a General Partner of all or a portion of its interest in the

                                      -68-

Partnership to that of a Limited Partner will not be effective if it would cause the Partnership to become an association taxable as a corporation for
Federal income tax purposes; and (b) any Limited Partner shall have the right to convert all or a portion of its interest in the Partnership to that of a General
Partner.

                                   ARTICLE IX

                           Dissolution and Liquidation

          9.1. Term. If not sooner terminated pursuant to this Agreement, this
Partnership shall terminate and the Partnership shall dissolve upon the expiration of the Term of this Partnership.

          9.2. General. Upon dissolution of the partnership (unless it is reconstituted pursuant to Section 8.4.2), the Partnership shall be liquidated in accordance with this Article IX. The dissolution and liquidation of the
Partnership shall be conducted and supervised by the Policy Committee. The
Policy Committee shall have all of the rights and powers with respect to the assets and liabilities of the Partnership, in connection with the liquidation and dissolution of the Partnership, which the Policy Committee has with respect to the assets and liabilities of the Partnership during the term of the
Partnership_ and the Policy Committee is hereby authorized and empowered to execute any and all documents necessary or desirable to effectuate the dissolution and liquidation of the Partnership and the transfer of any property of the Partnership.

          9.3. Priority on Liquidation. The Policy Committee shall, to the extent feasible, liquidate the assets of the Partnership as

                                      -69-

promptly as shall be practicable. The proceeds of such liquidation shall be applied first, to the payment of the matured debts and liabilities of the
Partnership (including principal and accrued interest on any Partner Loans and the costs and expenses of dissolution and liquidation of the Partnership), second, to the setting up of any reserves which the Policy Committee may deem reasonably necessary for contingent or unforeseen liabilities of the
Partnership, and third, to the Partners in the manner provided for Net Capital
Receipts pursuant to Section 7.2.2 (and within the time frame prescribed under
Treasury Regulation 1.704-l(b)(2)(ii)(g)).

          9.4. Statements on Liquidation. Each of the Partners shall be furnished with a statement which shall set forth the assets and liabilities of the Partnership as at the date of dissolution and as at the date of complete liquidation, the share of each Partner thereof, and a reasonably detailed report of the manner of disposition of the assets of the Partnership. Upon compliance with the foregoing distribution plan the Partnership shall be terminated and the
Policy Committee shall cause the cancellation of the Certificate of Limited
Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of California and shall take such other action as may be necessary to terminate the Partnership.

          9.5. Agreement Governing Return of Capital or Partition. No Partner
shall have any right to receive its Capital Contribution or any profit of the
Partnership or to obtain a partition of assets

                                      -70-

of the Partnership other than as provided in this Agreement. Except as provided in Section 7.7, General Partners shall not be personally liable for the return of the Capital Contributions of the Partners, or any portion thereof, it being expressly understood that any such return shall be made solely, from Partnership assets.

                                    ARTICLE X

                             Records and Accounting

          10.1. Books and Records. At all times during the continuance of the
Partnership, the Policy Committee shall keep or cause to be kept books of account in which shall be entered fully and accurately each transaction of the
Partnership. The books of account, records and all documents and other writings of the Partnership shall be kept and maintained at the principal office of the
Partnership or of the Policy Committee. Each Partner and its representatives shall, upon reasonable notice to the Policy Committee, have access to such books, records and documents during reasonable business hours and may inspect and make copies of any of then at its own expense.

          10.2. Accounting Method. The Partnership shall adopt the accrual method of accounting for financial reporting and Federal income tax purposes.

          10.3. Fiscal Year. The fiscal year of the Partnership for financial reporting and Federal income tax purposes shall be the calendar year.

          10.4. Bank Accounts. The Policy Committee shall open and maintain on behalf and in the name of the Partnership a bank account

                                      -71-

or accounts with such depositaries in the United States as the Policy Committee shall determine in which all monies received by or on behalf of the Partnership shall be deposited. In no event shall any Partnership funds be commingled with the funds of any Partner. All withdrawals, from Partnership accounts shall be made upon the signature of such individual or individuals as the Policy
Committee may from time to time designate.

          10.5. Auditors. The auditors for the Partnership shall be selected by the Policy Committee.

          10.6. Required Filings. The Policy Committee shall cause the
Partnership to file, on or before the dates the same may be due, giving effect to extensions obtained, all reports, returns and applications which may be required by any taxing authority or other governmental or quasi-governmental body having jurisdiction. The Policy Committee shall timely deliver to each of the Partners, but in any event within 90 days after the end of each taxable year, such information as may be necessary for the completion by such Partner of its Federal, state or other income tax or information returns, including Forms
K-l.

                                      -72-

                                   ARTICLE XI

                                  Miscellaneous

          11.1. Notices. All notices, demands or other communications hereunder shall be in writing and shall be sent, if to the Partnership, at the address set forth in Section 2.5, or if to a Partner, at the address set forth on the signature page hereof for such Partner, or at such other addresses as such parties may designate by notice to the Partnership and the other Partners.
Notices hereunder shall be deemed to have been given or made on receipt both in the case of a notice delivered by hand and in the case of a notice sent by mail, registered, return receipt requested, postage prepaid.

          11.2. Further Assurances. The Partners will execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purposes of this Agreement.

          11.3. Agreement in Counterparts: Dating. This Agreement may be
executed by the parties hereto in separate counterparts, each of which when so executed shall be an original, but all such counterparts shall together constitute but one and the same instrument. Although this Agreement is dated as of the date first above written for convenience, the actual dates of execution hereof by the parties hereto are respectively the dates set forth under the signatures hereto, and the Agreement shall not be binding upon any of the parties hereto until the latest of such dates.

                                      -73-

          11.4. Captions. Captions contained in this Agreement are inserted as a matter of convenience and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

          11.5. No Third Party Beneficiaries. None of the provisions of this
Agreement shall be for the benefit of or be enforceable by any creditor of the
Partnership or of any Partner or by any third party.

          11.6. Successors. Except as otherwise expressly provided in this
Agreement, all provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by or against the successors and permitted assigns of the parties hereto.

          11.7. Amendments. This Agreement may be modified or amended only upon the written agreement of each of the General Partners and, but only to the extent that such agreement is required by law, each of the Limited Partners.

          11.8. Governing Law. This Agreement and the rights and obligations of the Partners shall be governed by and construed in accordance with the law of the State of California.

          11.9. Integration. This Agreement constitutes the entire agreement among the Parties hereto pertaining to the subject matter hereof and supersedes all prior agreements (oral or written) and understandings pertaining thereto.

          11.10. Dispute Settlement. The Policy Committee shall exercise its best efforts to arrive at an amicable settlement of any

                                      -74-

dispute (including any deadlock(s) which may arise ____________________ matters contemplated by this Agreement. If, however, no such settlement is reached in connection with such dispute, then upon written notice by any Partner, a four member panel comprised of two directors or members of management of the CD Group and two directors or members of management of the PEn Group shall be formed and such panel shall exercise its best efforts to arrive at an amicable settlement of such dispute. If, however, no such settlement is reached, then upon written notice by any Partner, said dispute shall be finally settled by arbitration in accordance with the Rules of the American Arbitration Association by arbitrators nominated in accordance with such Rules with each Partner hereby agreeing that any such submission to arbitration shall be accompanied by a request that the arbitrators be knowledgeable in the field of Geothermal Interests and the small power production facility industry; provided, however, that the fact that an arbitrator shall not possess such particular knowledge shall not disquality such arbitrator's power and authority under such Rules to act as an arbitrator. Any such arbitration shall take place in Chicago (or such other location as the parties may agree). The decision of the arbitrators, rendered in writing, shall be final and conclusive (absent manifest error) and binding on the parties hereto, and judgment upon such decision may be entered in any court having jurisdiction thereof. Each party shall pay its own expenses in connection with the arbitration. The arbitrators' fee shall be borne equally by the parties to such dispute.

                                      -75-

          l1.l1. Property, etc. Intended for the Partnership. Any Partner
holding property, rights or choses in action intended by the terms of this
Agreement to be held by the Partnership will hold such property or right or chose in action solely for the benefit of the Partnership.

          11.12. Severability. The invalidity of any article, section, subsection, clause or provision of this Agreement shall not affect the validity of the remaining articles, sections, subsections, clauses or provisions hereof.
To the extent permitted by applicable law, each party hereto waives any provision of law which renders any provision hereof prohibited or unenforceable in any respect.

                                      -76-

          IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be duly executed by their respective officers duly authorized, as of the dates set forth below.

                                           CD MAMMOTH LAKES I, INC.

                                           By: /s/ Illegible
                                               ---------------------------------
                                           Title: President
                                           Date: 1/26/90

                                           Address: c/o Constellation
                                                    Development, Inc.
                                                    250 West Platt Street
                                                    23rd Floor
                                                    Baltimore, MD 21201-2423
                                                    Attention: Secretary

                                           CD MAMMOTH LAKES II, INC.

                                           By: /s/ Illegible
                                               ---------------------------------
                                           Title: President
                                           Date: 1/26/90

                                           Address: c/o Constellation
                                                    Development, Inc.
                                                    250 West Platt Street
                                                    23rd Floor
                                                    Baltimore, MD 21201-2423
                                                    Attention: Secretary

                                      -77-

                                           PACIFIC GEOTHERMAL COMPANY,

                                           By: Illegible
                                               ---------------------------------
                                           Title: Vice President
                                           Date: 1/26/90

                                           Address: c/o Pacific Energy
                                                    6055 East Washington Blvd.
                                                    City of Commerce,
                                                    California 90040-0092

                                      -78-